EXHIBIT 10.2

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of March 28, 2013 (this “Agreement”), is entered into by and between Mesa Energy Holdings, Inc., a Delaware corporation (“Assignor”), and Mesa Energy, Inc., a Nevada corporation (“Assignee”).

R E C I T A L S:

WHEREAS, Assignor is the owner of all of the issued and outstanding capital stock of Assignee; and

WHEREAS, Assignor, Assignee and Armada Oil, Inc., a Nevada corporation (“Armada”), have entered into the Asset Purchase Agreement and Plan of Reorganization dated as of November 14, 2012 (the “Asset Purchase Agreement”); and

WHEREAS, the execution, delivery and performance of this Agreement by Assignor and Assignee is required by the terms of, and is a condition precedent to the Closing under, the Asset Purchase Agreement; and

WHEREAS, the other conditions precedent to the Closing have been satisfied;

NOW, THEREFORE, in consideration of the premises, and of the covenants, promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, agree as follows:

I. ASSIGNMENT AND ASSUMPTION OF ASSIGNOR’S ASSETS AND LIABILITIES.

1.1 Assignment of Assets.  Assignor hereby contributes, assigns, conveys and transfers to Assignee, and Assignee hereby receives, acquires and accepts, all assets and properties of Assignor as of the date hereof immediately prior to the Closing, including but not limited to the following:

(a)	all cash and cash equivalents;

(b)	all accounts receivable;

(c)	all inventories of raw materials, work in process, parts, supplies and finished products;

(d)
all right, title and interest, of record, beneficial or otherwise, in and to and stock, membership interests, partnership interests or other equity or ownership interests in any corporation, limited liability company, partnership or other entity, and all bonds, debentures, notes or other securities;

(e)
all rights, title and interests in, to and under all contracts, agreements, leases, licenses (including software licenses), supply agreements, consulting agreements, commitments, purchase orders, customer orders and work orders, and including all of Assignor’s rights thereunder to use and possess equipment provided by third parties, and all representations, warranties, covenants and guarantees related to the foregoing (provided that, to the extent any of the foregoing or any claim or right or benefit arising thereunder or resulting therefrom is not assignable by its terms or the assignment thereof shall require the consent or approval of another party thereto, this Agreement shall not constitute an assignment thereof if an attempted assignment would be in violation of the terms thereof or if such consent is not obtained prior to the Effective Time, and in lieu thereof Assignor shall reasonably cooperate with Assignee in any reasonable arrangement designed to provide Assignee the benefits thereunder or any claim or right arising thereunder);

(f)
all intellectual property, including but not limited to issued patents, patent applications (whether or not patents are issued thereon and whether modified, withdrawn or resubmitted), unpatented inventions, product designs, copyrights (whether registered or unregistered), know-how, technology, trade secrets, technical information, notebooks, drawings, software, computer coding (both object and source) and all documentation, manuals and drawings related thereto, trademarks or service marks and applications therefor, unregistered trademarks or service marks, trade names, logos and icons and all rights to sue or recover for the infringement or misappropriation thereof;

(g)	all fixed assets, including but not limited to the machinery, equipment, furniture, vehicles, office equipment and other tangible personal property owned or leased by Assignor;

(h)
all customer lists, business records, customer records and files, customer financial records, and all other files and information related to customers, all customer proposals, all open service agreements with customers and all uncompleted customer contracts and agreements; and

(i)
to the extent legally assignable, all licenses, permits, certificates, approvals and authorizations issued by Governmental Entities and necessary to own, lease or operate the assets and properties of Assignor and to conduct Assignor’s business as it is presently conducted;

all of the foregoing being referred to herein as the “Assigned Assets.”  Notwithstanding the foregoing, the Assigned Assets shall not include any shares of capital stock of Assignee held by Assignor.

1.2 Assignment and Assumption of Liabilities.  Assignor hereby assigns to Assignee, and Assignee hereby assumes and agrees to pay, honor and discharge, all debts, adverse claims, liabilities, judgments and obligations, including tax obligations, of Assignor as of the date hereof immediately prior to the Closing, whether accrued, contingent or otherwise and whether known or unknown, including those arising under any law (including common law) or any rule or regulation of any Governmental Entity or imposed by any court or any arbitrator in a binding arbitration resulting from, arising out of or relating to the assets, activities, operations, actions or omissions of Assignor, or products manufactured or sold thereby or services provided thereby, or under contracts, agreements (whether written or oral), leases, commitments or undertakings thereof, but excluding the obligations of Assignor under the Unlimited Guaranty dated July 22, 2011 by Assignor for the benefit of F&M Bank & Trust Company, which will be assumed by Armada (all of the foregoing being referred to herein as the “Assigned Liabilities”).

The assignment and assumption of Assignor’s assets and liabilities provided for in this Article I is referred to as the “Assignment.”

1.3 Transfer of Records.  On or before the Closing, Assignor shall transfer to Assignee all existing corporate books and records in Assignor’s possession relating to the Assigned Assets and the Assigned Liabilities, including but not limited to all agreements, litigation files, real estate files, personnel files and filings with Governmental Entities; provided, however, that when any such documents relate both to Assignor and to the Assigned Assets and the Assigned Liabilities, only copies of such documents need be furnished.

1.4 Instruments of Assignment.  Assignor and Assignee shall each deliver to the other such instruments providing for the Assignment as the other may reasonably request (the “Instruments of Assignment”).

II. ASSIGNOR’S REPRESENTATIONS AND WARRANTIES.  Assignor represents and warrants to Assignee that:

2.1 Organization and Good Standing.  Assignor is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware.

2.2 Authority and Enforceability.  The Assignor has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the documents to be executed and delivered pursuant hereto and the transactions contemplated hereby, and the performance by Assignor in accordance with the terms hereof and thereof, have been duly authorized by all necessary corporate action on the part of Assignor, and each such document constitutes a valid and binding obligation of Assignor enforceable in accordance with its terms.

2.3 Title to Assigned Assets.  Assignor has good and valid title to the Assigned Assets, free and clear of all Liens other than Permitted Liens.

Except as expressly set forth above, Assignor makes no representation or warranty with respect to the Assigned Assets or Assigned Liabilities, and the Assigned Assets are conveyed hereby AS IS, WHERE IS.

III. ASSIGNEE’S REPRESENTATIONS AND WARRANTIES.  Assignee represents and warrants to Assignor that:

3.1 Organization and Good Standing.  Assignee is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Nevada.

3.2 Authority and Enforceability.  Assignee has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the documents to be executed and delivered pursuant hereto and the transactions contemplated hereby, and the performance by Assignee in accordance with the terms hereof and thereof, have been duly authorized by all necessary corporate action on the part of Assignee, and each such document constitutes a valid and binding obligation of Assignee enforceable in accordance with its terms.

IV. OTHER AGREEMENTS.

4.1 Expenses.  Each party hereto shall bear its expenses separately incurred in connection with this Agreement and with the performance of its obligations hereunder.

4.2 Brokers’ Fees.  In connection with the transaction specifically contemplated by this Agreement, no party to this Agreement has employed the services of a broker and each agrees to indemnify the other against all claims of any third parties for fees and commissions of any brokers claiming a fee or commission related to the transactions contemplated hereby.

4.3 Guarantees, Surety Bonds and Letter of Credit Obligations.  In the event that Assignor is obligated for any debts, obligations or liabilities of Assignee by virtue of any outstanding guarantee, performance or surety bond or letter of credit provided or arranged by Assignor on or prior to the Closing Date, Assignee shall use its best efforts to cause to be issued replacements of such bonds, letters of credit and guarantees and to obtain any amendments, novations, releases and approvals necessary to release and discharge fully Assignor from any liability thereunder following the Closing. Assignee shall be responsible for, and shall indemnify, hold harmless and defend Assignor from and against, any costs or losses incurred by Assignor arising from such bonds, letters of credit and guarantees and any liabilities arising therefrom and shall reimburse Assignor for any payments that Assignor may be required to pay pursuant to enforcement of its obligations relating to such bonds, letters of credit and guarantees.

4.4 Agreements Regarding Taxes.

(a) Tax Sharing Agreements.  Any tax sharing agreement between Assignor and Assignee is terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year or a past year).

(b) Returns for Periods through the Closing Date.  Assignor will include the income and loss of Assignor on Assignor’s federal income tax returns for all periods through the Closing Date and pay any federal income taxes attributable to such income. Assignor will include the income and loss of Assignee on Assignee’s federal income tax returns for all periods through the Closing Date and pay any federal income taxes attributable to such income. Assignor and Assignee agree to allocate income, gain, loss, deductions and credits between the period up to Closing (the “Pre-Closing Period”) and the period after Closing based on a closing of the books of Assignor and Assignee, respectively, and both Assignor and Assignee agree not to make an election under Reg. §1.1502-76(b)(2)(ii) to ratably allocate the year’s items of income, gain, loss, deduction and credit. Assignor and Assignee agree to report all transactions not in the ordinary course of business occurring on the Closing Date after the Closing on Assignor’s and Assignee’s tax returns, as appropriate, to the extent permitted by applicable federal tax law. Assignee agrees to indemnify Assignor for any additional tax owed by Assignor (including tax owed by Assignor due to this indemnification payment) resulting from any transaction engaged in by Assignee or Assignor (not related to the Assignment) during the Pre-Closing Period or on the Closing Date before the Closing. Assignee will furnish tax information to Assignor for inclusion in Assignor’s consolidated federal income tax return for the period which includes the Closing Date in accordance with Assignee’s past custom and practice.

(c) Audits.  Assignor will allow Assignee and its counsel to participate at Assignee’s expense in any audit of Assignor’s consolidated federal income tax returns to the extent that such audit raises issues that relate to and increase the tax liability of Assignee. Assignor shall have the absolute right, in its sole discretion, to engage professionals and direct the representation of Assignor in connection with any such audit and the resolution thereof, without receiving the consent of Assignee or any other party acting on behalf of Assignee, provided that Assignor will not settle any such audit in a manner which would materially adversely affect Assignee after the Closing Date unless such settlement would be reasonable in the case of a person that owned Assignee both before and after the Closing Date. In the event that after Closing any tax authority informs Assignee of any notice of proposed audit, claim, assessment or other dispute concerning an amount of taxes which pertain to Assignor, or to Assignee during the period prior to Closing, Assignee must promptly notify Assignor of the same within 15 calendar days of the date of the notice from the tax authority. In the event Assignee does not notify Assignor within such 15 day period, Assignee will indemnify Assignor for any incremental interest, penalty or other assessments resulting from the delay in giving notice. To the extent of any conflict or inconsistency, the provisions of this Section 4.4 shall control over the provisions of Section Error! Reference source not found. below.

(d) Cooperation on Tax Matters.  Assignor and Assignee shall cooperate fully, as and to the extent reasonably requested by any party, in connection with the filing of tax returns pursuant to this Section and any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Assignee shall (i) retain all books and records with respect to tax matters pertinent to Assignee and Assignor relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Assignor, any extensions thereof) of the respective taxable periods, and abide by all record retention agreements entered into with any taxing authority, and (ii) give Assignor reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Assignor so requests, Assignee will allow Assignor to take possession of such books and records.

V. MISCELLANEOUS.

5.1 Definitions.  Capitalized terms used herein without definition have the meanings ascribed to them in the Asset Purchase Agreement.

5.2 Exercise of Rights and Remedies.  Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

5.3 Time.  Time is of the essence with respect to this Agreement.

5.4 Reformation and Severability.  In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

5.5 Further Acts and Assurances.  From and after the Closing, Assignor and Assignee agree that each will act in a manner supporting compliance, including compliance by its Affiliates, with all of its obligations under this Agreement and, from time to time, shall, at the request of  the other party hereto, and without further consideration, cause the execution and delivery of such other instruments of conveyance, transfer, assignment or assumption and take such other action or execute such other documents as such party may reasonably request in order more effectively to convey, transfer to and vest in Assignee, and to put Assignee in possession of, all Assigned Assets and Assigned Liabilities, and, in the case of any contracts and rights that cannot be effectively transferred without the consent or approval of another person that is unobtainable, to use its best reasonable efforts to ensure that Assignee receives the benefits thereof to the maximum extent permissible in accordance with applicable law or other applicable restrictions, and shall perform such other acts which may be reasonably necessary to effectuate the purposes of this Agreement.

5.6 Entire Agreement; Amendments.  This Agreement contains the entire understanding of the parties relating to the subject matter contained herein. This Agreement cannot be amended or changed except through a written instrument signed by both of the parties hereto and by Parent. No provisions of this Agreement or any rights hereunder may be waived by any party without the prior written consent of Parent.

5.7 Assignment.  No party may assign his, her or its rights or obligations hereunder, in whole or in part, without the prior written consent of the other party and Parent.

5.8 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts or choice of laws thereof.

5.9 Counterparts.  This Agreement may be executed in one or more counterparts, with the same effect as if all parties had signed the same document. Each such counterpart shall be an original, but all such counterparts taken together shall constitute a single agreement. In the event that any signature is delivered by facsimile or email transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page was an original thereof.

5.10 Section Headings and Gender.  The section headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter and the singular shall include the plural, and vice versa, whenever and as often as may be appropriate.

5.11 Third-Party Beneficiary.  Each of Assignor and Assignee acknowledges and agrees that this Agreement is entered into for the express benefit of Parent, and that Parent is relying hereon and on the consummation of the transactions contemplated by this Agreement in entering into and performing its obligations under the Asset Purchase Agreement, and that Parent shall be in all respects entitled to the benefit hereof and to enforce this Agreement as a result of any breach hereof.

5.12 Specific Performance; Remedies.  Each of the parties to this Agreement acknowledges and agrees that, if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, irreparable damages would be incurred by the other parties to this Agreement and by PrivateCo.  Accordingly, the parties to this Agreement agree that any party or Parent will be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, subject to Sections 5.8 and 5.13 hereof, in addition to any other remedy to which they may be entitled, at law or in equity. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and are in addition to any other rights, obligations or remedies otherwise available at law or in equity, and nothing herein will be considered an election of remedies.

5.13 Submission to Jurisdiction; Process Agent; No Jury Trial.

(a) Each party to the Agreement hereby submits to the jurisdiction of any state or federal court sitting in the Borough of Manhattan, City and State of New York, in any action arising out of or relating to this Agreement, and agrees that all claims in respect of the action may be heard and determined in any such court. Each party to the Agreement also agrees not to bring any action arising out of or relating to this Agreement in any other court. Each party to the Agreement agrees that a final judgment in any action so brought will be conclusive and may be enforced by action on the judgment or in any other manner provided at law or in equity. Each party to the Agreement waives any defense of inconvenient forum to the maintenance of any action so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

(b) EACH PARTY TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RIGHTS TO JURY TRIAL OF ANY DISPUTE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER AGREEMENTS RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY DEALINGS AMONG THEM RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. The scope of this waiver is intended to be all encompassing of any and all actions that may be filed in any court and that relate to the subject matter of the transactions, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party to the Agreement hereby acknowledges that this waiver is a material inducement to enter into a business relationship and that they will continue to rely on the waiver in their related future dealings. Each party to the Agreement further represents and warrants that it has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED ORALLY OR IN WRITING, AND THE WAIVER WILL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING HERETO. In the event of commencement of any action, this Agreement may be filed as a written consent to trial by a court.

5.14 Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local or foreign law will be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.”  The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

[Signature page follows this page.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Assignment and Assumption Agreement as of the day and year first above written.

MESA ENERGY HOLDINGS, INC. (“Assignor”)

By:         /s/Randy M. Griffin
    Name:  Randy M Griffin
    Title:    Chief Executive Officer

MESA ENERGY, INC. (“Assignee”)

By:         /s/Randy M. Griffin
    Name:  Randy M. Griffin
    Title:   Chief Executive Officer